CONSULTING AGREEMENT WITH
                               JONATHAN DARIYANANI

         This  Agreement  ("Agreement")  is entered into and effective  March 1,
1999  by  and  between   Lexon,   Inc.   ("Lexon")   and   Jonathan   Dariyanani
("Consultant").

         WHEREAS, Lexon is a development stage company which owns the exclusive right to manufacture and market a cancer detection blood test kit in development whose stock is traded on the Over the Counter Bulletin Board under the symbol "LXXN"; and

         WHEREAS, Consultant has extensive experience and expertise in matters of matters involving international commerce and has prior substantive relationships with potential investors, investment bankers, companies and individuals who from time to time purchase companies; and

         WHEREAS, Lexon has agreed to engage Consultant and Consultant has accepted an engagement to introduce Consultant's clients and contacts to Lexon and to assist Lexon in arranging funding its activities and to arrange for the sale of Lexon to a client of Consultant first introduced to Lexon by Consultant.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, parties agree as follows:

          1. Acceptance of Engagement. Lexon hereby agrees to engage Consultant, and Consultant agrees to accept the engagement from Lexon, to (1) introduce to Lexon persons or entities that consummate funding for Lexon, either through the sale of authorized but unissued capital stock of Lexon or through the consummation of loans to Lexon; and (2) introduce to Lexon persons or entities to purchase all or substantially all the assets or all or substantially all of the issued and outstanding capital stock of Lexon or to arrange a merger, business combination, reorganization or other major corporate transaction in which Lexon is acquired (together, "Major Corporate Transactions") or acquires on or more other persons or entities.

          2. Scope of Information to be Provided. Consultant agrees to provide to investors, companies and entities only information which is received from and approved by Lexon. Consultant agrees not to provide any information regarding Lexon or its securities which is false or materially misleading or omits to provide information regarding Lexon which is necessary to make the disclosures made not false or materially misleading. If Consultant receives any inquiry regarding Lexon which calls for a response with information that is has not been approved by Lexon or as to which Consultant does not know the correct answer, Consultant agrees to request the information from Lexon and not provide a guess, a projection, or an assumption without Lexon's prior written consent.

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          3.   Compensation. Lexon agrees to pay Consultant in the aggregate the following amounts:

               (1) For the funding of purchases of capital stock of Lexon from persons with whom Consultant has a prior substantive relationship and which is first introduced to Lexon by Consultant, 10% of the net proceeds actually received by and funded to Lexon; and

               (2) For the consummation of a Major Corporate Transaction, 5% of the first $1 million actually received; 4% of the next $1 million actually received; 3% of the next $1 million received; 2% of the next $1 million actually received; and 1% of all funds actually received in excess of $5 million; and

               (3) For the funding of loans made to Lexon by persons first introduced to Lexon by Consultant, 3% of actual loans made and funded.

               For purposes of this paragraph, all compensation shall be paid in the same form of consideration actually received; shall be calculated in US dollars; and shall be based upon the net sale price, after deducting all transportation, export, import, customs agency, customs, insurance, taxes, and handling charges and fees and after deducting all returns and rejections for reasons other than for defective of damaged product.

          4. Nature of Relationship. Consultant, on the one hand, and Lexon, on the other hand, are independent contractors and are not partners, joint venturers, employees, agents, or other representatives of the other. Neither Consultant nor Lexon is authorized or empowered to bind the other in any capacity without the express written consent of the other. Consultant, on the one hand, and Lexon, on the other hand, are solely responsible for all costs and liabilities incurred by them arising from taxes of every kind or relating to its own employees and other representatives, or relating to the conduct of its business as an independent entity, and each agrees to indemnify and hold the other harmless therefrom. Consultant will not undertake for and on behalf of Lexon any activity which will require either of them to be a required to be a registered broker-dealer. Lexon acknowledges and agrees that Consultant may engage in various businesses and other consulting arrangements with other companies in the conduct of business that will not directly or indirectly compete with the business of Lexon. Consultants and any other his affiliates shall not be entitled to receive any employee or other compensation or benefit from Lexon.

          5. No Conflicting Activities. Consultant agree not to engage in any activities that violate his duties under this Agreement or represent any other entity that is engaged in the manufacture or sale of products or services that directly compete with the business, products or services of Lexon, without the prior consent of Lexon.

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
          6. Inside and Confidential Information. Consultant agrees not to disclose, use or disseminate any information of or relating to Lexon which is proprietary, confidential and competitively sensitive ("Confidential Information") without the prior written approval of Lexon; and Consultant agrees not to act for his own account or for the account of another upon any non-public information in connection with the purchase or sell securities of Lexon or in violation of any SEC rule or regulation, including SEC Rule 10b-5.

          7. Ownership of Information. Consultant will receive information concerning Lexon that belongs to Lexon and does not belong to Consultant. Consultant agrees that all such material belongs to and is the property of Lexon. Likewise, Lexon agrees not to disclosure or use any such information regarding any client of Consultant for any purpose other than as contemplated by the Agreement.

          8. Term. This Agreement shall expire 1 year from the date set forth above, unless sooner terminated by either party by it giving the other not less than 30 days' prior written notice of termination.

          9. Termination of Agreement. This Agreement shall terminate upon the occurrence of any of the following events: (a) voluntary notice of termination given in writing not less than 60 days' prior notice by either party; (b) a party becomes legally or practically unable to perform its obligations hereunder; and (c) for cause. "Cause" shall mean (i) material breach of this Agreement; (ii) misrepresentation of a material fact; (iii) omission of a material fact; (iv) willful misconduct; (v) material negligence; and (vi) failure to comply with an applicable law, rule or regulation. In the event of a proposed termination for cause, notice of the facts and circumstances surrounding the alleged cause shall be given to the other party and the party against whom a termination for cause is asserted shall be provided with an opportunity to present a response to the alleged reason for cause and to cure the cause. If not so cured, the party against whom a cause is asserted shall be entitled to no further benefits under this Agreement and shall immediately return all client lists, client files, manuals, documents, files, reports, property and equipment relating to or owned by the other and all other Confidential Information (as described above).

          10. Remedies. Each party shall be entitled to exercise all remedies available to it under a law or in equity in the event the other party breaches its obligations hereunder. The remedies set forth herein are cumulative, may be exercised individually or together with one or all other remedies and are not exclusive but instead are in addition to all other rights and remedies available to the parties at law or in equity in the event the other party breaches its obligations hereunder. In addition, any shares of Lexon securities issued to either of the Consultant for services rendered shall be canceled for failure of consideration to the extent such services are not performed in accordance with this Agreement. Any such securities shall also be canceled to the

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
               extent Consultant violates the terms of this Agreement.

          11.  Miscellaneous.

               (1) Notices. Any notice, request, demand or other communication required to be made or which may be given to either party hereto shall be delivered by certified U.S. mail, postage prepaid, to that party's attention at the address set forth below or at such other address as shall be changed from time to time by giving notice hereunder.

               (2) Entire Agreement. This document constitutes the complete and entire employment agreement between the parties hereto with reference to the subject matters hereof. No statement or agreement, oral or written, made prior to or at the signing hereof, and no prior course of dealing or practice by either party shall vary or modify the written terms hereof.

               (3) Headings. The headings and captions contained in this Agreement are for ease and convenience of reference only and shall not be deemed for any purpose to affect the substantive meaning of the rights and duties of the parties hereto in any way.

               (4) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

               (5) Counterparts. This Agreement may be executed in multiple counterparts, each of which has the same text and each of which shall be deemed an original for all purposes, but together they constitute one single and the same agreement.

               (6) Amendments. This Agreement may be amended only by a written document signed by the parties and stating that the document is intended to amend this Agreement.

               (7) Applicable Law. This Agreement shall be governed by and construed in accordance with Oklahoma law.

               (8) Disputes. All disputes not resolved by mutual agreement within 60 days, or such longer time as the parties mutually agree, shall be submitted to binding arbitration pursuant to the Commercial Rules of Arbitration of the American Arbitration Association. All arbitration hearings shall be held in Tulsa, Oklahoma. The parties agree to be finally bound by all arbitration awards to the extent permitted by law. In any dispute or proceeding to construe this Agreement not resolved by final arbitration or to enforce an arbitration

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
                    award, the parties expressly consent to the exclusive jurisdiction of state and federal courts in Tulsa County, Oklahoma, the principal place of business of Lexon. The prevailing party in any suit brought to interpret this Agreement shall be entitled to recover reasonable attorney's fees and expenses in addition to any other relief which it is entitled.

               (9) Additional Documents. The parties hereto shall enter into and execute such additional agreements, understandings, documents or instruments as may be necessary to implement the intent of this Agreement.

               (10) Cumulative  Remedies.  The  remedies  of the  parties as set forth herein are cumulative and may be exercised individually or together with one or all other remedies, and are not exclusive but instead are in addition to all other rights and remedies available to the parties at law or in equity.

               (11) Severability.  If any  provision  of this  Agreement  or the application thereof to any person or circumstances shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

               (12) Costs and Expenses.  Each party agrees to be responsible for its own out of pocket expenses. No party shall incur costs or expenses for or on behalf of the other, at the expense or liability of the other, without that party's express prior consent.

               (13) Waiver.  The failure of a party to enforce any  provision of this Agreement shall not constitute a waiver of such party's right to thereafter enforce such provision or to enforce any other provision at any time.

         IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed effective this 1st day of March, 1999.

LEXON, INC.


BY /s/ GIFFORD M. MABIE                     ____________________________________
GIFFORD M. MABIE, PRESIDENT                 JONATHAN DARIYANANI


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